UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2021

Digerati Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

001-15687	74-2849995
(Commission File Number)	(IRS Employer Identification No.)

825 W. Bitters, Suite 104, San Antonio, TX	78216
(Address of Principal Executive Offices)	(Zip Code)

(210) 614-7240

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As initially disclosed in a Current Report on Form 8-K filed in November 2020, on November 17, 2020, T3 Communications, Inc., a Nevada corporation (“T3 Nevada”), a majority owned subsidiary of Digerati Technologies, Inc. (the “Company”) and the Company’s other subsidiaries entered into a credit agreement (the “Credit Agreement”) with Post Road Administrative LLC (the “Agent”) and its affiliate Post Road Special Opportunity Fund II LLP (collectively, “Post Road”). The Company is a party to certain sections of the Credit Agreement. Pursuant to the Credit Agreement, Post Road was to provide T3 Nevada with a secured loan of up to $20,000,000 (the “Loan”), with initial loans of $10,500,000 pursuant to the issuance of a Term Loan A Note (the “Term Loan A Note”) and $3,500,000 pursuant to the issuance of a Term Loan B Note (the “Term Loan B Note”), each funded on November 17, 2020, and additional loans in increments of $1,000,000 as requested by T3 Nevada before the 18 month anniversary of the initial funding date to be lent pursuant to the issuance of a Delayed Draw Term Note (the “Delayed Draw Term Note”).

On December 20, 2021, the parties to the Credit Agreement entered into an amendment to the Credit Agreement (the “Amendment”) in connection with which T3 Nevada issued an Amended and Restated Term Loan A Note (the “A&R Term Loan A Note”) in replacement of the Term Loan A Note.

Pursuant to the terms of the Amendment, the Credit Agreement was revised to delete references to Term Loan B, as the Amendment contemplates the recapitalization of Term Loan B. Under the Amendment, the premium the Company will pay the Agent (the “Premium”) was updated. Under the Amendment, the application of prepayments shall first occur to all fees and expenses then due and owing to the Agent, then to accrued and unpaid interest on Term Loan A and the Delayed Draw Loan, then to any unpaid applicable Premium then due with respect to Term Loan A and the Delayed Draw Loan, then lastly to the remaining scheduled installments of principal of Term Loan A and the Delayed Draw Loan. Additionally, the Credit Agreement was amended to provide for the payment of an additional 3% exit fee on the principal amount being repaid in any prepayment.

Notwithstanding the terms and provisions of the Term Loan A Note and the Term Loan B Note, on the First Amendment Closing Date the Company made a one-time special cash payment (in lieu of the amount of interest that would otherwise be paid in-kind pursuant to Section 3.3 of the Credit Agreement) with respect to the interest on the unpaid principal amounts of Term Loan A in the amount of $80,402.41 and Term Loan B in the amount of $26,273.03.

Pursuant to the terms of the Amendment, the Credit Agreement was revised to delete references to Term Loan B, as the Amendment contemplates the recapitalization of Term Loan B. Under the Amendment, the premium the Company will pay the Agent (the “Premium”) was updated. Under the Amendment, the application of prepayments shall first occur to all fees and expenses then due and owing to the Agent, then to accrued and unpaid interest on Term Loan A and the Delayed Draw Loan, then to any unpaid applicable Premium then due with respect to Term Loan A and the Delayed Draw Loan, then lastly to the remaining scheduled installments of principal of Term Loan A and the Delayed Draw Loan. Additionally, the Credit Agreement was amended to provide for the payment of an additional 3% exit fee on the principal amount being repaid in any prepayment.

Pursuant to the Amendment, the proceeds of the Delayed Draw Loan will be used to fund the acquisition of the assets of a telecom company expected to close within the next few weeks. The proceeds will also be used for general corporate and working capital purposes as well as professional fees and other fees and expenses with respect to the transactions contemplated by the Amendment.

Under the Amendment, each Loan Party (as defined in the Amendment) is restricted from making any Restricted Payment, as defined in the Amendment. Under the Amendment, each Loan Party shall not suffer or permit the aggregate amount of cash on hand of T3 Nevada and its subsidiaries to be less than $1,500,000.00 at the end of the fiscal quarter ending December 31, 2021, and of the last day of each subsequent fiscal quarter thereafter.

Pursuant to the Amendment, the proceeds of Delayed Draw Loans will solely be used to finance Permitted Acquisitions, growth Capital Expenditures (each as defined in the Credit Agreement), and/or other growth initiatives, each as approved by the Agent. The foregoing summary of the Amendment and the A&R Term Loan A Note contains only a brief description of the material terms of such documents and such descriptions are qualified in their entirety by reference to the full text of the Amendment and the A&R Term Loan A Note which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period that will end on January 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 23, 2021	Digerati Technologies, Inc.

	By:	/s/ Antonio Estrada Jr.
Antonio Estrada Jr.,
Chief Financial Officer

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